Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	akapor@sciclone.com

SCICLONE PHARMACEUTICALS PROVIDES FIRST QUARTER RESULTS AND

UPDATES 2011 GUIDANCE

SPECIAL COMMITTEE CONCLUDES FCPA INVESTIGATION

Foster City, Calif. – May 10, 2011 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the first quarter of 2011. Revenues for the quarter grew 21% to $21.7 million compared with the same period last year. SciClone reported net income of $3.8 million, or $0.08 per share on a basic and diluted basis, compared with net income of $4.2 million, or $0.09 per share for the same period last year, on a basic and diluted basis. The decrease in earnings per share in the first quarter of 2011 compared with the same period last year is mainly due to an increase in general and administrative expenses related to the ongoing government investigation. NovaMed Pharmaceuticals, Inc. (“NovaMed”) sales and earnings are not included in SciClone’s first quarter financial results. SciClone completed its acquisition of NovaMed on April 18, 2011.

“We made important progress early this year, most significantly, acquiring NovaMed, a major step towards fulfilling our strategy of creating a market-leading specialty pharmaceutical company in China,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “This transaction allows SciClone to dramatically expand its presence in the country, with additional important pharmaceutical products, new therapeutic areas of focus, an expanded management team and a sales force including over 680 professionals and importantly, additional revenues. We anticipate that this, along with our ZADAXIN franchise, will facilitate a significant increase in our revenues in the near-term and will strengthen our rapidly growing pharmaceutical business in China. In addition, on the development side, we have started a phase 2b trial of SCV-07 in oral mucositis.”

Research and development expenses for the first quarter of 2011 totaled $3.1 million, compared with $2.7 million for the same period last year. The increase was primarily related to clinical trial-related expenses including the initiation of the Company’s phase 2b clinical trial for the prevention of oral mucositis in the first quarter of 2011.

Sales and marketing expenses for the first quarter of 2011 were $5.2 million, compared with $4.9 million for the same period last year. The increase was primarily due to increased marketing activities, including conferences and employee-related costs associated with the expanding sales efforts for SciClone’s lead product ZADAXIN.

General and administrative expenses for the first quarter of 2011 were $6.0 million, compared with $3.2 million for the same period last year. The significant and unusually large increase in general and administrative expenses was primarily a result of higher corporate and legal expenses resulting from our internal investigation, the investigations of the Securities and Exchange Commission (SEC), the Department of Justice (DoJ), and civil litigation, as well as SciClone’s business development efforts for China, including expenses related to the acquisition of NovaMed. Corporate and legal expenses in the first quarter of 2011 were $2.7 million, compared with $0.6 million for the same period last year.

Cash, cash equivalents and short and long-term investments totaled $71.3 million at March 31, 2011 compared with $56.5 million at December 31, 2010. The increase in cash during the first quarter of 2011 is primarily a result of SciClone’s operating net income and the related cash collection from customers in the 2011 period.

Financial Outlook for 2011

As announced following SciClone’s acquisition of NovaMed, the Company anticipates that NovaMed and SciClone’s combined revenue for fiscal 2011 on a pro forma basis will be between $140 and $145 million. SciClone’s GAAP revenue for fiscal 2011 will exclude NovaMed’s 2011 revenue prior to the closing of the acquisition in the second quarter. SciClone anticipates that its 2011 GAAP revenue will be between $133 and $138 million. As a result of the various charges relating to acquisitions, and in order to provide what the Company believes is appropriate information on its operational results, SciClone is providing guidance on earnings per share on a non GAAP basis for 2011, and reporting GAAP as well as non GAAP EPS on a quarterly basis. SciClone’s non GAAP EPS will exclude charges and write offs related to the acquisition, which may vary from quarter to quarter and which cannot be predicted at this time. SciClone’s earnings per share for 2011, excluding charges and write offs related to the acquisition of NovaMed, are expected to be between $0.52 and $0.57 per share. Cash, cash equivalents, and short and long term investments are expected to be greater than $45 million at the end of 2011, with $24.7 million having been paid to NovaMed shareholders as part of the initial consideration in the second quarter of this year.

Update on the FCPA Investigations

SciClone’s Special Committee has substantially concluded its investigation and reported its findings and recommendations to the Board of Directors. As part of its continuing cooperation with the ongoing investigations of the SEC and the DOJ, the Special Committee has also reported findings to the SEC and DOJ.

The Special Committee found that:

•

The Company lacked appropriate internal controls to assure compliance with laws, including the FCPA, with respect to sales and marketing practices including payments for, or reimbursement of, third party gifts, travel and entertainment expenses, and sponsorships of certain conferences and symposia.

•	The Company failed to adequately implement existing controls and policies including its policy that employees comply with all applicable laws.

•

There was a lack of transparency between the Company’s operations in China and its operations in the U.S. such that U.S. management did not have adequate and appropriate information about the Company’s activities in China.

The Special Committee identified evidence of sales and marketing activities that might constitute potential violations of the FCPA.

The Special Committee made recommendations to the Board of Directors regarding remedial measures and the Board has directed the Company to take a number of remedial measures, including the following:

•

Adopt a new, more detailed policy regarding compliance with the FCPA and other laws specifically covering travel and entertainment, honoraria, meals, gifts and other matters, with the policy to be approved by the Special Committee.

•	Expand the Company’s training of employees regarding understanding and compliance with laws, including the FCPA and other anti-bribery and anti-corruption laws and regulations.

•

Retain a senior management level professional with FCPA compliance experience who would be a member of the executive team and (i) report directly to the Special Committee at least quarterly on the Company’s implementation of remedial measures and its compliance with the FCPA and (ii) report independently to the Audit Committee or the Special Committee on legal compliance.

In light of the findings of the Special Committee regarding the lack of appropriate controls and failure to implement existing controls, the Board also determined that Dr. Friedhelm Blobel would not be paid a cash bonus for service in 2010 and that the amount payable under Dr. Blobel’s long term cash incentive plan for fiscal 2009 to 2011 would be reduced by $150,000, for an aggregate reduction of approximately $334,000 in the cash compensation Dr. Blobel would have been eligible to receive for performance in fiscal 2010. Dr. Blobel’s bonus for service in 2011 was also made contingent upon his successful oversight of the implementation of appropriate remedial measures.

Hans Schmid, the President of SciClone’s subsidiary, SciClone International, Ltd. resigned effective as of May 9, 2011.

In addition, the Board extended the service of the Special Committee for at least one year so that the Special Committee can monitor the Company’s implementation of remedial measures. The SEC’s and DOJ’s formal investigations are continuing. These continuing investigations could result in administrative orders against SciClone, the imposition of significant penalties and/or fines against SciClone, and/or the imposition of civil or criminal sanctions against SciClone, or certain of its officers, directors and/or employees. SciClone cannot predict what the outcome of those investigations will be, or the timing of any resolution.

“In addition to our financial and business goals, we have critical work to do to accomplish our remediation efforts and I want to assure our stockholders that I and the rest of the management team will work very diligently to achieve the necessary changes,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer.

Upcoming Corporate Milestones in 2011

•	Implement the remedial measures adopted by the Board;

•	Achieve regulatory approval for Tramadol® in China;

•	File IDLs (Import Drug Licenses) for Thioctacid® (oral), Formoterol®, Budesonide® and Loramyc® in China;

•	Obtain regulatory approval for DC Bead® in China;

•	Achieve GAAP revenues of $133 to $138 million and EPS of $0.52 to $0.57 on a non-GAAP basis for the full year 2011.

First Quarter 2011 Pipeline and Business Updates

In April, SciClone announced that it acquired NovaMed, a China-based specialty pharmaceutical company, bringing additional, broad sales and marketing, as well as regulatory and extensive business capabilities and pharmaceutical assets in the regulatory approval stage to its growing and profitable China focused specialty pharmaceutical business. Under terms of the agreement, NovaMed shareholders are entitled to receive up-front payments of approximately $24.7 million in cash, 8,298,110 shares of SciClone common stock valued at approximately $37.1 million (based upon the closing price of $4.47 on the NASDAQ stock market on April 18, 2011) and the right to additional cash consideration of up to $43.0 million, contingent upon the successful achievement of revenue and earnings targets for the 2011 and 2012 fiscal years.

In January, SciClone announced the enrollment of the first patient in the Company’s phase 2b clinical trial of SCV-07 for the prevention of oral mucositis (OM), a painful, debilitating and costly toxicity caused by chemoradiotherapy regimens used to treat head and neck cancer. The study is examining three doses of SCV-07, including two higher doses than those used in the Company’s phase 2a study, to assess the drug’s impact on modifying the course of OM in patients with head and neck cancer. In addition, the trial is further evaluating SCV-07’s safety and tolerability in this patient population, as well as the role played by specific genetic profiles in patient response to the treatment.

Financial Update Conference Call Information

SciClone is hosting a conference call today at 8:30 am ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO, and Mark Lotter, CEO of China Operations.

LIVE CALL:	866.831.6224 (U.S./Canada)
617.213.8853 (International)
Passcode: 17214706
REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 48552379
(Replay available from Tuesday, May 10, 2011, at 11:30am ET until 11:59 pm ET on Tuesday, May 17, 2011)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, China-centric specialty pharmaceutical company with a substantial business and a product portfolio of novel therapies for cancer, infectious diseases and cardiovascular, urology and central nervous system disorders, and respiratory conditions. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries for the treatment of hepatitis B (HBV), as a vaccine adjuvant, for the treatment of hepatitis C (HCV), and certain cancers. SciClone markets nearly 20 products in China besides ZADAXIN, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China, Tritace, an ACE inhibitor for the treatment of hypertension, Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US), and Aggrastat®, a recently-launched intervention cardiology product. On the development side, SciClone is evaluating SCV-07 in a phase 2b trial to modify the course of oral mucositis in patients with head and neck cancer. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations and SciClone’s independent investigation; the Company’s ability to execute on its goals for the acquisition of NovaMed, and for ZADAXIN sales to China and on its objectives for revenue in fiscal 2011; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the acquisition; the dependence on third party license or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the Company’s ability to remediate its identified material weaknesses over financial control; and changes in its practices and policies which could adversely affect its ability to generate revenue. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, of the various litigations that have or may be filed relating to any of those matters, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and its remediation efforts, and the results of the investigations could include fines and further measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine and Stilnox are registered trademarks of Sanofi-Aventis.

Aggrastat is a registered trademark of Merck & Co., Inc.

DC Bead is a registered trademark of Biocompatibles UK Limited.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2011	2010
Product sales	$21,662	$17,962
Cost of product sales	3,103	2,759

Gross margin	18,559	15,203

Operating expenses:
Research and development	3,109	2,675
Sales and marketing	5,228	4,948
General and administrative	5,958	3,197

Total operating expenses	14,295	10,820

Income from operations	4,264	4,383

Interest and investment income	20	25
Interest and investment expense	(57)	(19)
Other income (expense), net	15	2

Income before income tax	4,242	4,391
Provision for income tax	393	198

Net income	$3,849	$4,193

Basic net income per share	$0.08	$0.09
Diluted net income per share	$0.08	$0.09

Weighted average shares used in computing:
Basic net income per share	48,020	47,255
Diluted net income per share	50,402	48,634

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2011	2010
Balance Sheet Data:
Cash and cash equivalents	$70,100	$53,017
Short-term investments	761	3,125
Accounts receivable	21,387	30,671
Inventories	7,654	7,078
Long-term investments	409	380
Total assets	103,169	97,807
Total current liabilities	13,105	12,129
Long-term borrowing on line of credit	2,500	2,500
Total Shareholders’ equity	86,738	82,188